Exhibit 4.11

Notice of Grant of Stock Options and Stock Option Terms and Conditions

Notice of Grant of Stock Options	CV Therapeutics, Inc.
EIN: 43-1570294
3172 Porter Drive
Palo Alto, CA 94304
(650) 812-9513

[Optionee Name]	SSN:
[Optionee Street Address]	Plan: [Name of Plan]
[Optionee Address]

Date of Grant:	____________________

Vesting Commencement Date:	____________________

Exercise Price per Share:	$

Total Number of Shares Granted:	____________________

Total Exercise Price:	$

Term/Expiration Date:	____________________

Type of Option: ☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Vesting Schedule:	The shares subject to this Option shall vest according to the following schedule:

No. of Shares	Vest Type	Full Vest

Optionee acknowledges and agrees that the vesting of shares pursuant to the option hereof is earned only by continuing consultancy or employment at the will of the Company (not through the act of being hired, being granted this option or acquiring shares hereunder). Optionee further acknowledges and agrees that nothing in this agreement, nor in the Company’s stock plan under which this option is granted, which stock plan is incorporated herein by reference, shall confer upon Optionee any right with respect to continuation of employment or consultancy by the Company, nor shall it interfere in any way with Optionee’s right or the company’s right to terminate Optionee’s employment or consultancy at any time, with or without cause.

Optionee acknowledges receipt of a copy of the stock plan under which this option is granted and represents that he or she is familiar with the terms and provisions thereof. Optionee hereby accepts this Option subject to all of the terms and provisions hereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions related to this Option or arising under the stock plan under which this option is granted. Optionee further agrees to notify the Company upon any change in the residence address indicated above.

The options granted hereunder are governed by the Stock Option Terms and Conditions attached hereto and incorporated herein by this reference. By your signature and the Company’s signature below, you agree to be bound by the terms and conditions of the stock plan under which this option is granted and the Stock Option Terms and Conditions attached hereto.

CV Therapeutics, Inc.	Date

Optionee	Date

CV THERAPEUTICS, INC.

STOCK OPTION TERMS AND CONDITIONS

1. Plan Incorporated by Reference. This Option is issued pursuant to the CV Therapeutics, Inc. [INSERT NAME OF PLAN] (the “Plan”), the terms of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the attached Notice of Grant of Stock Options and in the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

2. Option Shares and Exercise Price. The Company hereby grants to the Optionee an Option to purchase the Common Stock (the “Shares”) set forth in the Notice of Grant of Stock Options, at the exercise price per Share set forth in the Notice of Grant of Stock Options (the “Exercise Price”).

3. Exercisability Schedule. Provided you have remained in continuous service as an Employee, Director or Consultant as of each applicable vesting date, as required by the Plan, this Option shall become vested and exercisable in accordance with the Vesting Schedule set forth in the Notice of Grant of Stock Options.

4. Payment of Exercise Price. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

(a) Payment of the exercise price per share in cash (including check) at the time of exercise;

(b) With the consent of the administrator of the Plan, and provided that at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of Common Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or the exercised portion of the Option;

(c) Payment by delivery of a notice that you have placed a market sell order with a broker with respect to shares of the Company’s Common Stock then issuable upon exercise of the Option and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price of the Option or the exercised portion of the Option; provided that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) With the consent of the administrator of the Plan, payment in any other form of legal consideration that may be acceptable to the administrator of the Plan, including a full recourse promissory note bearing interest at a market rate of interest and payable upon such terms as may be prescribed by the administrator of the Plan; or

(e) With the consent of the administrator of the Plan, payment by a combination of the methods of payment permitted by subparagraph 4(a) through 4(d) above.

5. No Fractional Shares. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

6. Compliance with Securities Laws. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the “Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

7. Option Term. The term of this option commences on the date of grant of the Option set forth in the Notice of Grant of Stock Option and, unless sooner terminated as set forth below or in the Plan, terminates on the expiration date of the Option set forth in the Notice of Grant of Stock Option (which date shall be no more than ten (10) years from the date of grant of the Option). In no event may this option be exercised on or after the date on which it terminates. This option shall terminate prior to the expiration of its term as follows: three (3) months after the termination of your continuous service as an Employee, Director or Consultant, as determined under the Plan, for any reason or for no reason unless:

(a) such termination of continuous service as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 22(e)(3) of the Code), in which event the option shall terminate on the earlier of the expiration date of the Option set forth above or twelve (12) months following such termination of continuous service as an Employee, Director or Consultant;

(b) such termination of continuous service as an Employee, Director or Consultant is due to your death, in which event the option shall terminate on the earlier of the expiration date of the Option set forth above or eighteen (18) months after your death; or

(c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 6 above, in which event the option shall not terminate until the earlier of the expiration date of the Option set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of continuous service as an Employee, Director or Consultant.

However, this option may be exercised following termination of employment only as to that number of shares as to which it was vested and exercisable on the date of such termination of continuous service as an Employee, Director or Consultant.

8. Method of Exercise. This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan. By exercising this option you agree that the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company.

9. Option Not Transferable. This option is not transferable, except by will or by the laws of descent and distribution and is exercisable during your life only by you. By delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

10. No Right to Employment. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In the event that this option is granted to you in connection with the performance of services as a Consultant or Director, references to employment, Employee and similar terms shall be deemed to include the performance of services as a Consultant or a Director, as the case may be, provided, however, that no rights as an Employee shall arise by reason of the use of such terms.

11. Notices. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified on the Notice of Grant of Stock Options or at such other address as you hereafter designate by written notice to the Company.

12. ISO Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.